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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                November 23, 1999



                   REINSURANCE GROUP OF AMERICA, INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    Missouri
                 (State or other jurisdiction of incorporation)


       1-11848                                           43-1627032
       -------                                           ----------
(Commission File Number)                    (I.R.S. Employer Identification No.)



        1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039
              (Address of principal executive offices) (zip code)


                                 (636) 736-7000
              (Registrant's telephone number, including area code)








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ITEM 5.   OTHER EVENTS.

     On November 23, 1999, Reinsurance Group of America, Incorporated (the "Company") completed a private placement of securities in which the Company sold 4,784,689 shares of the Company's common stock, $0.01 par value per share (the "Shares"), to Metropolitan Life Insurance Company ("MetLife"). The price per share was $26.125, and the aggregate value of the transaction was approximately $125 million. Proceeds from the private placement will be used for general corporate purposes, including the immediate capital needs associated with the Company's primary businesses. The Shares were not registered under the Securities Act of 1933, as amended (the "Act"), and were sold in reliance on the exemption from registration contained in Section 4(2) of the Act. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The transaction provides for MetLife to receive certain registration rights.

ITEM 7.   EXHIBITS.

          (c)  The following exhibits are filed as part of this report on Form
               8-K.

               Exhibit 99.1 Press Release issued by the Reinsurance Group of America, Incorporated dated November 24, 1999 relating to the private placement of $125 million of common stock to Metropolitan Life Insurance Company.

               Exhibit 99.2 Stock Purchase Agreement by and between Reinsurance Group of America, Incorporated and Metropolitan Life Insurance Company, dated as of November 23, 1999. *

               Exhibit 99.3 Registration Rights Agreement by and between Reinsurance Group of America, Incorporated and Metropolitan Life Insurance Company, dated as of November 23, 1999.

               Exhibit 99.4 Stockholders Agreement by and among Metropolitan Life Insurance Company, GenAmerica Corporation, General American Life Insurance Company, Equity Intermediary Company, and Reinsurance Group of America, Incorporated, dated as of November 23, 1999.

* The registrant hereby undertakes to furnish supplementally a copy of any omitted Exhibit or Schedule to the Commission upon request.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  December 6, 1999                  REINSURANCE GROUP  OF AMERICA,
                                         INCORPORATED

                                         By:  /s/ Jack B. Lay
                                         Name:    Jack B. Lay
                                         Title:   Executive Vice President
                                                  and Chief Financial Officer